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As filed with the Securities and Exchange Commission on May 3, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TICKETMASTER
(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-4546874
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

3701 Wilshire Boulevard
Los Angeles, California 90010
(213) 639-6100
(Address Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

John Pleasants
Chief Executive Officer
3701 Wilshire Boulevard
Los Angeles, California 90010
(213) 639-6100
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies to:

Kenneth M. Doran, Esq. Gibson, Dunn & Crutcher LLP 333 South Grand Avenue Los Angeles, California 90071 (213) 229-7000	Robert Manginoi Watson Mangioni Lawyers 50 Carrington Street, Level 13 Sydney, New South Wales, Australia 2000 (612) 9262-6666

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities To be registered	Amount to be registered	Proposed maximum aggregate price per unit(1)	Proposed maximum aggregate offering price	Amount of registration fee

Class B Common Stock, par value $.01 per share	817,790	$21.58	$17,647,908	$1,624

(1)
The price of $21.58 was the average of the high and low prices of the Class B Common Stock on the Nasdaq National Market System on April 29, 2002, and is set forth solely for the purpose of computing the registration fee pursuant to Rule 457(c).

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS (Subject to Completion)
Issued May    , 2002

817,790 Shares

TICKETMASTER

CLASS B COMMON STOCK

        This prospectus relates to the public offering of 817,790 shares of Class B Common Stock, par value $.01 per share, of Ticketmaster that are held by certain of our current stockholders. For more detailed information, see "Summary—Recent Developments." This offering will not be underwritten.

        The prices at which these stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

        Our Class B Common Stock is listed on the Nasdaq National Market under the symbol "TMCS." On May 2, 2002, the last reported sale price of our Class B Common Stock was $22.05 per share.

        Investing in the Class B Common Stock involves risks. See "Risk Factors" beginning on page 5.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our Class B Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Class B Common Stock. In this prospectus, references to "Ticketmaster," "we," "us" and "our" refer to Ticketmaster and its subsidiaries.

The date of this prospectus is May    , 2002

        The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

i

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information contained in this prospectus, including the consolidated financial statements and the notes to the financial statements and other information incorporated by reference into this prospectus.

THE COMPANY

        We are a leading provider of automated ticketing services with over 7,000 domestic and foreign clients, including many of the foremost entertainment facilities, promoters and professional sports franchises. We are also a leading local portal and electronic commerce company that provides in-depth local content and services to help people get things done online. Our principal online businesses are ticketing, personals, city guide and camping reservations. Our family of websites includes ticketmaster.com, Match.com, citysearch.com, reserveamerica.com, museumtix.com, ticketweb.com, evite.com and livedaily.com, among others. Our businesses are operated in three segments: (1) ticketing, (2) personals and (3) city guide. Ticketing includes both online and offline ticketing and camping reservations operations, personals includes online personals, and city guide includes all of our other online properties.

  Ticketing

        Through our ticketing business, we provide our clients with comprehensive ticket inventory control and management, a broad distribution network and dedicated marketing and support services. Ticket orders are received and fulfilled through operator-staffed call centers, independent sales outlets remote to the facility box office and through the ticketmaster.com website and related international websites. Ticketing revenue is generated principally from convenience charges and order processing fees received by us for tickets sold on our clients' behalf. We generally serve as an exclusive agent for our clients and typically have no financial risk for unsold tickets.

        We believe that our proprietary operating system and software, which is referred to as the Ticketmaster System, enhances our ability to attract new clients and maintain our existing client base. The Ticketmaster System includes both hardware and software and provides a single, centralized inventory control and management system capable of tracking total ticket inventory for all events, whether sales are made on a season, subscription, group or individual ticket basis. We have also developed or acquired a number of ticketing products that provide our clients with an integrated ticketing and access solution as a complement to the Ticketmaster System.

        Our ticketing business also includes our other ticketing companies:

  •
  TM VISTA, Inc.  TM VISTA (formerly known as 2b Technology, Inc.) is a software development company which provides a ticketing system that targets museums, cultural sites and historical sites through its websites tmvista.com and museumtix.com.

  •
  TicketWeb, Inc.  TicketWeb provides self-service, Internet-based, box-office ticketing services to small and medium sized venues through its website, ticketweb.com.

  •
  ReserveAmerica Holdings, Inc.  ReserveAmerica is a campground reservations services company which provides service in person, over the phone or over the Internet though its websites, reserveamerica.com and reserveusa.com.

  Personals

        Our personals business is operated through Match.com, a leading online matchmaking and dating service that offers single adults a fun, private and secure environment for meeting other singles. Match.com, in combination with the One & Only Network, another online personals company operated by Match.com, features more than 2.9 million members with profiles. As of March 31, 2002, the personals operations had 527,662 paying subscribers. Match.com offers users a free service that includes searching, matching and responding to emails from Match.com users; should the user elect to initiate email contact with another Match.com user, Match.com charges a subscription fee, starting with a single-month term, with discounts for longer term subscriptions.

        We recently acquired Soulmates Technology Pty Ltd, a global online personals group providing dating and matchmaking services in nearly 30 countries.

  City Guide

        Our city guide business contains all of our online businesses besides the ticketing and personals online business. City guide revenues are generated through the sale of online advertising, both local and national, product licensing and consulting services, and to a smaller extent, transaction fees from affiliate partners. Citysearch.com, the primary online business within our city guide business, is a network of local city guide sites that offer primarily original local content for major cities in the United States and abroad, as well as practical transactional tools to get things done online. The city guides provide up-to-date, locally produced information about a city's arts and entertainment events, bars and restaurants, recreation, community activities and businesses (shopping and professional services), real estate related information, as well as local sports and weather updates. Citysearch also features a comprehensive directory listing, similar to a yellow pages directory, of local businesses in over 3,000 zip codes in the United States. In addition, Citysearch city guides let people act on what they learn by supporting online business transactions, including ticketing, hotel and restaurant reservations, and matchmaking through affiliations with leading ecommerce websites providing these products.

        Other city guide online properties include:

  •
  Evite.com.  Evite.com is a free, online invitation service which also offers a reminder service, polling, payments collection, restaurant and concert listings, event shopping and local resources.

  •
  Livedaily.com.  Livedaily.com is an online daily entertainment news webzine that is integrated with both the citysearch.com and the ticketmaster.com websites.

  •
  Cityauction.com.  Cityauction.com is a website providing person-to-person online auctions.

        We have two classes of authorized Common Stock outstanding, Class A Common Stock and Class B Common Stock. The rights of the holders of Class A Common Stock and Class B Common Stock are substantially identical, except with respect to voting, conversion and transfer. Except as otherwise required by applicable law, each share of Class A Common Stock entitles its holder to 15 votes and each share of Class B Common Stock entitles its holder to one vote on all matters submitted to a vote or for the consent of stockholders. Each share of Class A Common Stock is convertible into one share of Class B Common Stock at the option of the holder thereof. In addition, each share of Class A Common Stock automatically converts into one share of Class B Common Stock upon the transfer of such share of Class A Common Stock, except if such transfer is made to a person that already owns shares of Class A Common Stock or if such transfer is made without consideration to an affiliate or partner of the holder, the estate of the holder, a parent corporation or wholly-owned subsidiary of the holder, or the spouse of the holder. Except as otherwise required by applicable law, the Class A Common Stock and the Class B Common Stock vote together as a single class on all matters submitted to a vote or for the consent of stockholders. We have also authorized Class C Common Stock which is nonvoting and of which no shares are issued and outstanding.

        Ticketmaster as currently organized was formed in January 2001, pursuant to the consummation of the provisions of a contribution agreement, under which Ticketmaster Online-Citysearch, Inc. ("TMCS"), the predecessor to Ticketmaster, acquired the businesses of Ticketmaster Group, Inc. ("TGI") from USA Networks, Inc. ("USA") in exchange for 52,000,000 new shares of TMCS's Class B

Common Stock (the "combination"). As a result of the combination, TGI and the former subsidiaries of Ticketmaster Corporation ("TM Corp") whose equity interests were contributed to TMCS became direct subsidiaries of TMCS and TM Corp became an indirect subsidiary of TMCS. Upon the closing of the combination on January 31, 2001, TMCS changed its name to "Ticketmaster". We are currently a direct, majority-owned subsidiary of USA. As of March 15, 2002, USA beneficially owned shares of our Class A and Class B Common Stock representing approximately 93% of the total voting power of our total outstanding Common Stock.

        Our principal executive offices are located at 3701 Wilshire Boulevard, California 90010, and our telephone number at that address is (213) 639-6100.

RECENT DEVELOPMENTS

Acquisition of Soulmates Technology Pty Ltd

        On April 12, 2002, we became the owner of all the outstanding shares of Soulmates Technology Pty Ltd, a New South Wales, Australia corporation. We first purchased 100 shares in Soulmates for AUD $100 cash. Then, in exchange for the agreement of the all of the shareholders of Soulmates to cancel their existing shares, we issued 817,790 shares of Class B Common Stock to former shareholders of Soulmates at the closing, representing an aggregate price of $23,612,518. The fair value of the shares was determined by taking an average of the opening and closing price of our Class B Common Stock for the period just before and just after the terms of the transaction were agreed to by the parties and announced to the public. We may also be required to issue additional shares of Class B Common Stock to the former shareholders of Soulmates. Within thirty days of the closing, a third party accounting firm is required to calculate Soulmate's net cash existing at the closing date. To the extent the net cash is a positive number greater than $50,000, we will be required to issue additional shares of our Class B Common Stock to the former shareholders of Soulmates equal to the amount greater than $50,000 divided by the average closing price of our Class B Common Stock for the seven day trading period ending on the second day prior to the date that the net cash number is agreed upon by the former founding shareholders of Soulmates and by us. At our option, we may pay any positive net cash balance in cash rather than issuing additional shares.

THE OFFERING

        THE FOLLOWING SUMMARIZES THE SELLING STOCKHOLDERS' OFFERING OF OUR CLASS B COMMON STOCK.

Class B Common Stock to be offered by the selling stockholders	817,790 shares
Common Stock to be outstanding after the offering:
Class A Common Stock	42,775,131 shares
Class B Common Stock	101,053,441 shares
Total Common Stock	143,828,572 shares
Use of Proceeds	We will not receive any proceeds from the sale of the shares.
Nasdaq National Market Symbol	TMCS

        The information concerning outstanding Common Stock above is as of April 30, 2002. Each share of Class A Common Stock automatically converts into one share of Class B Common Stock upon transfer to anyone other than another holder of Class A Common Stock.

        Unless otherwise stated, all information contained in this prospectus excludes:

(1)
42,480,143 of Class A Common Stock which are outstanding but held by one of Ticketmaster's subsidiaries and 50,260,401 shares of Class B Common Stock which are outstanding but held by one of Ticketmaster's subsidiaries.

(2)
154,646 shares of Class A Common Stock issuable upon the exercise of options outstanding at April 30, 2002 at a weighted average price of $5.51 per share under our 1996 Stock Plan;

(3)
3,343,627 shares of Class B Common Stock issuable upon the exercise of options outstanding at April 30, 2002 at a weighted average price of $25.75 per share under our 1998 Stock Plan;

(4)
7,401,862 shares of Class B Common Stock issuable upon the exercise of options outstanding at April 30, 2002 at a weighted average price of $21.93 per share under our 1999 Stock Plan;

(5)
2,985 shares of Class B Common Stock issuable upon the exercise of options outstanding at April 30, 2002 at a weighted average price of $17.02 per share under TicketWeb's 2000 Stock Plan, which we assumed in connection with our acquisition of TicketWeb;

(6)
an aggregate of 3,911,318 shares of Class B Common Stock available for future grant or issuance as of April 30, 2002 under our 1998 Stock Plan, our 1999 Stock Plan and our 1998 Employee Stock Purchase Plan;

(7)
18,275 shares of Class B Common Stock issuable upon the exercise of warrants that we assumed in connection with our acquisition of TicketWeb outstanding as of April 30, 2002, at a weighted average exercise price of $12.78; and

(8)
4,500,000 shares of Class B Common Stock issuable upon the exercise of warrants issued to Microsoft Corporation in connection with our acquisition of the assets of Sidewalk.com. The price per share with respect to 1,500,000 of such shares is $60 per share. The price per share with respect to the remaining 3,000,000 of such shares is $30, subject to reduction by $1/16 for each $1/16 by which the fair market value of a share of Class B Common Stock exceeds $30.

RISK FACTORS

        An investment in our Class B Common Stock offering is very risky. You should carefully consider the following risk factors in addition to the remainder of this prospectus before purchasing the Class B Common Stock. This prospectus contains forward-looking statements that involve risks and uncertainties. Many factors, including those described below, may cause actual results to differ materially from anticipated results.

We May Not Realize The Synergies And Other Intended Benefits Of The Combination With The Ticketmaster Businesses.

        Among the factors considered by the Special Committee of our Board of Directors and our Board of Directors in connection with its approval of the contribution agreement with USA relating to our combination with Ticketmaster Corporation were the opportunities for revenue growth that could result from the proposed combination of Ticketmaster Online-Citysearch and the Ticketmaster businesses. However, general economic conditions and other factors beyond our combined company's control may limit the combined company's ability to realize these opportunities. Accordingly, we cannot assure you as to whether or in what time frame any revenue growth will be realized.

We May Have Difficulty Overcoming Problems Associated With Rapid Expansion And Growth.

        As our business develops and expands, it will need to implement enhanced operational and financial systems and will likely require additional management, operational and financial resources. We cannot assure you that our company will successfully implement and maintain such operational and financial systems or successfully obtain, integrate and use the management, operational and financial resources necessary to manage a developing and expanding business in an evolving and increasingly competitive industry. Failure to implement such systems successfully or use such resources effectively could have a material adverse effect on our business, financial condition or results of operations.

Our Ticketing Business Is Dependent On Entertainment, Sporting And Leisure Events And Factors Affecting Such Events Could Have A Material Adverse Effect On Our Business.

        Pursuant to contracts with arenas, stadiums, theaters and other facilities, sports teams, promoters and others, in our capacity as agent, we sell tickets relating to entertainment, sporting and leisure events and, accordingly, our ticketing business are directly affected by the popularity, frequency and location of such events. Factors affecting such events, including general economic conditions, consumer trends and work stoppages, could have a material adverse effect on the our ticketing business.

Quarterly Fluctuations In Revenues Could Adversely Affect The Market Price Of Our Class B Common Stock.

        Our ticketing business has historically experienced quarterly fluctuations in ticket operation revenues, which vary depending upon the dates when tickets for events are released for sale by our clients. The scheduling of popular events has generally been more concentrated during the warm weather months. This factor, together with the general practice of commencing ticket sales several months prior to the event date, tends to result in higher revenues in the first six months of operations during each fiscal year. This seasonality could cause our quarterly earnings, and following the combination, quarterly earnings of our company, to fall temporarily below market expectations, which could in turn adversely affect the market price of our Class B Common Stock.

Our Plans To Expand Internationally Will Require Us To Address Risks Of Operating Internationally.

        Our ticketing businesses presently conducts business directly in the United Kingdom, Canada, Norway, and Ireland, and through joint ventures in Mexico and Australia. In fiscal 2001, ticket sales and revenues from international markets represented approximately 21% and 11%, respectively, of total ticket sales and revenues. In addition, Soulmates, our recently acquired personals service, conducts operations in nearly 30 countries worldwide. We intend to continue to expand our ticketing operations and other businesses outside of the United States and to enter additional markets, which will require additional resources. If the revenues generated by our international operations are insufficient to offset the expense of establishing and maintaining such operations, our business, financial condition and results of operations could be materially and adversely affected. We cannot assure you that we or our partners will be able to successfully market or sell our services in these international markets. In addition to the uncertainty as to our ability to expand our international presence, there are certain risks inherent in conducting business on an international level that are not necessarily present in domestic operations, such as:

  •
  laws limiting the right and ability of foreign subsidiaries to pay dividends and remit earnings to affiliated companies unless specified conditions are met;
  •
  unexpected changes in regulatory requirements, tariffs and other trade barriers;
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  difficulties in staffing and managing foreign operations;
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  political instability;
  •
  increased exposure to gains and losses on currency rate fluctuations; and
  •
  potentially adverse tax consequences.

        We cannot assure you that one or more of the foregoing factors will not have a material adverse effect on our current and future international operations and, consequently, on our business, financial condition and results of operations.

Our Ticketing Business Is Dependent Upon Our Relationship With Clients.

        We anticipate that for the foreseeable future, the majority of our combined company's revenues will be derived from online and offline sales of tickets. We also expect that we will continue to derive a substantial portion of our revenues from per ticket convenience charges and per order handling fees paid by consumers in connection with online and offline purchases of tickets to live events presented or promoted by clients of our ticketing business. Accordingly, our future revenues and business success will be dependent on our ability to maintain and renew relationships with its existing clients and to establish relationships with additional clients. For the year ended December 31, 2001, our ticketing business processed ticket sales for over 7,000 clients. We will continue to be dependent upon our ability to enter into and maintain client contracts on favorable terms. We cannot assure you that our company will be able to enter into or maintain client contracts on such terms. Our ability to generate ticket and merchandise sales on our ticketmaster.com website will also be dependent in part on our company's ability to maintain and enhance the Ticketmaster brand name. Any failure on the part of our company to maintain our existing base of clients, to establish relationships with new clients upon favorable terms, to obtain or retain the right to sell tickets and merchandise online, to process ticket sales in a timely and accurate manner or at levels necessary to support our business or to maintain and enhance the Ticketmaster brand name, would have a material adverse effect on our business, financial condition and results of operations.

We May Have Future Capital Needs And May Not Be Able To Obtain Additional Financing On Acceptable Terms.

        We expect to continue to use significant cash in the expansion of our operations for the foreseeable future. USA has no obligation or agreement to provide any future capital or other funding to us. We may be required to raise additional funds at some point in the future and we will need the approval of USA for any capital raising. If additional funds are raised through the issuance of equity securities, our stockholders may experience significant dilution. Furthermore, we cannot assure you that additional financing will be available when needed or that if available, such financing will include terms favorable to our stockholders or us, or that such financing will be approved by USA. If financing is not available when required, is not available on acceptable terms or is not approved by USA, we may be unable to develop or enhance our services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition and results of operations.

We Depend On Key Personnel And Need To Hire Additional Qualified Personnel.

        We expect that the success of our company will continue to depend to a significant degree upon the continued contributions of our executive management team. The loss of the services of members of our executive management team could have a material adverse effect on our business, financial condition and results of operations. After completion of the combination, we integrated new members of our management team into our existing management team. This integration process continues, and the failure to manage this integration smoothly could disrupt our business and harm our results of operations. Our success also depends upon our ability to attract and retain additional highly qualified management, technical and sales and marketing personnel, for which competition is intense. The process of locating and hiring such personnel with the combination of skills and attributes required to carry out our strategy is often lengthy. The loss of the services of key personnel or the inability to attract additional qualified personnel could have a material adverse effect on our business, financial condition and results of operations.

We Are Controlled By USA.

        We are currently a direct, majority-owned subsidiary of USA. As of March 31, 2002, USA beneficially owned shares of our Class A and Class B Common Stock representing approximately 93% of the total voting power of our total outstanding Common Stock. As a result, USA generally has the ability to control the outcome of any matter submitted for the vote or consent of our stockholders. Subject to applicable Delaware law, USA is generally not restricted with regard to its ability to control the election of our directors, to cause the amendment of our Amended and Restated Certificate of Incorporation, or generally to exercise a controlling influence over our business and affairs. This control relationship may have the effect of delaying or preventing a change in control of our business and might adversely affect the market price of our Class B Common Stock.

        Subject to applicable Delaware law, USA could elect to sell all or a substantial portion of its equity interest in us to a third party, which would represent a controlling or substantial interest in us, without offering to our other stockholders the opportunity to participate in such a transaction. In the event of a sale of USA's interest to a third party, that third party may be able to control us in the manner that USA is able to control us, including the ability to control the election of directors.

        Mr. Diller is the Chairman and Chief Executive Officer of USA and is also our Co-Chairman. Mr. Diller, through entities he controls, currently beneficially owns or has the right to vote a number of USA shares sufficient to control the outcome of any matter submitted to a vote or for the consent of USA stockholders with respect to which holders of all USA voting securities vote together as a single class. Under stockholder and governance agreements with Liberty Media Corporation and Universal Studios, Inc. ("Universal"), two other significant USA stockholders, Mr. Diller generally has the right to vote the shares of USA stock owned by Liberty and Universal, other than with respect to specified fundamental changes relating to USA or its subsidiaries. To engage in these fundamental changes, the approval of each of Mr. Diller, Liberty Media and Universal Studios is generally required. Following completion of USA's contribution of its entertainment assets to a joint venture to be controlled by Vivendi Universal S.A. (the "Vivendi Transaction"), Mr. Diller and Liberty will have the right to consent to the fundamental changes in the event that USA is highly leveraged. Mr. Diller does not have an employment agreement with USA. Upon Mr. Diller's permanent departure from USA, USA may change in various fundamental respects. For example, prior to the completion of the Vivendi Transaction, generally, Vivendi, through Universal, would have the ability to seek to directly control USA. Following the Vivendi Transaction, generally, Liberty would be able to control USA. Any change in the governance, management, operations or business of USA could have a material adverse effect on our relationship with USA, and could materially and adversely affect our business, financial condition and results of operations.

Conflicts Of Interest May Arise Between Ticketmaster And USA.

        Conflicts of interest may arise between us and USA and its affiliates in areas relating to past, ongoing and future relationships and other matters. These potential conflicts of interest include:

  •
  corporate opportunities;
  •
  indemnity arrangements;
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  tax and intellectual property matters;
  •
  potential acquisitions or financing transactions;
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  sales or other dispositions by USA of shares of our Class A and Class B Common Stock held by it; and
  •
  the exercise by USA of its ability to control our management and affairs.

        Ownership interests of our directors or officers in USA common stock, or service as both our director or officer and a director, officer or employee of USA, could create or appear to create potential conflicts of interest when directors and officers are faced with decisions that could have different implications for us and USA. Several of the members of our board of directors are also directors, officers or employees of USA.

        In addition, USA is engaged in a diverse range of media, electronic and online commerce businesses. These businesses may have interests that conflict or compete in some manner with our business. Subject to applicable Delaware law, USA is under no obligation, and has not indicated any intention, to share any future business opportunities available to it with us except as expressly provided by the license agreement with USA and Ticketmaster Corporation. Our Amended and Restated Certificate of Incorporation also includes provisions which provide that:

  •
  USA shall have no duty to refrain from engaging in the same or similar activities or lines of our business, thereby competing with us;
  •
  USA, its officers, directors and employees shall not be liable to us or our stockholders for breach of any fiduciary duty by reason of any activities of USA in competition with us; and
  •
  USA shall have no duty to communicate or offer corporate opportunities to us and shall not be liable for breach of any fiduciary duty as a stockholder of us in connection with these opportunities, provided that the relevant procedures set forth in our Amended and Restated Certificate of Incorporation are followed.

        There can be no assurance that any conflicts that may arise between us and USA, any loss of a corporate opportunity to USA that might otherwise be available to us, or any engagement by USA in any activity that is similar to our business will not have a material adverse effect on our business, financial condition and results of operations or our other stockholders.

USA May Sell A Significant Portion Of Our Common Stock That It Owns Which Could Adversely Effect The Price Of Our Stock.

        Subject to applicable federal securities laws, USA may sell a significant portion of the shares of our Common Stock beneficially owned by it or distribute any or all of its shares of our Common Stock to its stockholders. As of March 31, 2002, USA beneficially owned shares of our Class A and Class B Common Stock representing approximately 93% of the total voting power or our total outstanding common stock. Pursuant to our Amended and Restated Certificate of Incorporation, each share of Class A Common Stock will generally be converted automatically into one share of Class B Common Stock upon any transfer by the initial registered holder. Any sales or distributions by USA of substantial amounts of Common Stock in the public market or to its stockholders, or the perception that these sales or distributions could occur, could adversely affect the prevailing market prices for our

Class B Common Stock. USA is not subject to any obligation to retain any portion of its controlling interest in us. We have not granted to USA any registration rights with respect to the shares of our Common Stock owned by it.

We Must Maintain And Promote Our Brands To Be Successful.

        We believe that maintaining and promoting the Ticketmaster, ticketmaster.com, citysearch.com and match.com brands and, to a lesser extent, the cityauction.com, ticketweb.com, museumtix.com, tmvista.com, reserveamerica.com and reserveusa.com brands are critical to our efforts to attract consumers and business customers to our sites. We also believe that the importance of brand recognition will increase due to the growing number of Internet sites and relatively low barriers to entry to providing Internet content. Promotion of our brands will depend largely on our success, and, to a lesser extent, the success of our media company partners, in providing high quality Internet content.

        Under the terms of our agreements with media company partners, we have very limited control over the content provided on the Citysearch.com partners' sites. If consumers and business customers do not perceive the content of our or our partners' existing sites to be of high quality, we may be unsuccessful in promoting and maintaining the Citysearch.com brand. Furthermore, not all of our partners promote the Citysearch.com brand on their services with a high level of prominence. In addition, users accessing partner-led market sites that contain different interfaces from our owned and operated sites may be confused by the differences in interface or navigation, and this confusion may inhibit our ability to develop our brand and network.

        In order to attract and retain consumers and business customers, and to promote our brands in response to competitive pressures, we have found it necessary to increase our budget for content and to increase substantially our financial commitment to creating and maintaining a distinct brand loyalty among consumers and business customers. If either we or our media company partners are unable to provide high quality content or otherwise fail to promote and maintain our brands or if we incur excessive expenses in an attempt to improve our content or promote and maintain our brands, our business, financial condition and results of operations could be materially and adversely affected.

The Markets In Which We Sell Our Services Are Intensely Competitive And Our Business Would Be Adversely Affected If We Fail To Grow Our Market Share Or Otherwise Fail To Successfully Compete In These Markets.

        Our ticketing business, including ticketmaster.com, faces competition and potential competition from other national and regional ticketing service companies, entertainment organizations with ticketing capabilities, as well as from its clients who may elect to fulfill ticketing distribution and management functions through their own systems. Not all facilities, promoters and other potential clients use the services of an automated ticketing company, choosing instead to distribute their tickets through their own internal box offices or other distribution channels. Accordingly, we compete with the facilities, promoters and other potential clients for the right to distribute their tickets at retail outlets, by telephone and on the Internet.

        Other companies compete with us by selling stand-alone automated ticketing systems to enable the facilities to do their own ticketing. Several of our competitors have operations in multiple locations, while others compete principally in one specific geographic location. We experience substantial competition for potential client accounts and renewals of contracts on a regular basis. Accordingly, there can be no assurance that prospective or renewal clients will enter into contracts with us rather than our competitors (including clients that choose to self-distribute with, or without, the assistance of the numerous companies that support self-distribution). We compete on the basis of products and service provided, capability of the ticketing system, our distribution network, reliability and price.

        As an alternative to purchasing tickets through us, ticket purchasers generally may purchase tickets from the facility's box office at which an event will be held or by season, subscription or group sales directly from the venue or promoter of the event. Although our clients may process sales of these tickets through the Ticketmaster System, we derive no convenience charge revenue from the ticket purchasers with respect to those ticket purchases.

        The dating services business is very competitive. Match.com's, One & Only Network's and Soulmates' primary competitors include the personals sections of newspapers and weeklies, free online dating services, other online-pay-dating services, including local online offerings from stand-alone dating websites or local media.

        The markets for local content and services are highly competitive and diverse. Citysearch's primary competitors include online providers of local content, numerous search engines and other site aggregation companies, media, telecommunications and cable companies, Internet service providers and niche competitors which focus on a specific category or geography and compete with specific content offerings provided by Citysearch, paper city guides and listings contained in various newspapers and magazines. Many of our city guide competitors have greater financial and marketing resources than it has and may have significant competitive advantages through other lines of business and existing business relationships. Furthermore, additional major media and other companies with financial and other resources greater than ours may introduce new Internet products addressing the local interactive content and service market in the future.

        We believe that the principal competitive factors for all our services, including our ticketing, personals and city guide businesses, include: depth, quality and comprehensiveness of content; ease of use; distribution; search capability; and brand recognition. We cannot ensure that we will be able to successfully compete against our current or future competitors or that competition will not have a material adverse effect on our business, financial condition and results of operations. Furthermore, as a strategic response to changes in the competitive environment, We may make certain pricing, servicing or marketing decisions or enter into acquisitions or new ventures that could have a material adverse effect on our business, financial condition and results of operations.

Our Business Relies On The Performance Of Our Systems And The Performance And Availability Of Third Party Systems.

        The satisfactory performance, reliability and availability of our city guides, online ticketing services, auction services, Internet personals services and our network infrastructures are critical to attracting Web users and maintaining relationships with business customers and consumers. System interruptions that result in the unavailability of sites or slower response times for consumers would reduce the number of business websites and advertisements purchased and reduce the attractiveness of our citysearch.com local city guides, cityauction.com, Match.com, One & Only Network and Soulmates.com services, and ticketmaster.com's, tmvista.com's, ticketweb.com's and reserveamerica.com's online services to business customers and consumers. Our services have experienced system interruptions in the past and we believe that such interruptions will continue to occur from time to time in the future.

        Any substantial increase in traffic on our services will also require us to expand and adapt our network infrastructure. Our inability to add additional software and hardware to accommodate increased traffic on our services may cause unanticipated system disruptions and result in slower response times.

        We use a custom-developed system for our ticketmaster.com ticketing operations and certain aspects of transaction processing. Ticketmaster.com has experienced temporary system interruptions, which may continue to occur in the future from time to time. Any substantial increase in the volume of traffic on our online sites or the number of tickets purchased by consumers will require us to continue to expand and upgrade further ticketmaster.com technology, transaction- processing systems and network infrastructure.

        We can not assure you that our ticketmaster.com service's transaction-processing systems and network infrastructure will be able to accommodate increases in traffic in the future, or that we will, in general, be able to accurately project the rate or timing of such increases or upgrade our systems and infrastructure to accommodate future traffic levels on our online sites. In addition, we can not assure you that we will be able to effectively upgrade and expand our ticketmaster.com transaction-processing systems in a timely manner or to successfully integrate any newly developed or purchased components of its existing systems. Any inability to do so could have a material adverse effect on our business, financial condition and results of operations.

Security Breaches Of Our Network Systems Would Significantly Adversely Affect Our Business.

        A fundamental requirement for online commerce and communications is the secure transmission of confidential information over public networks. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as consumers' credit card numbers. In addition, we maintain an extensive confidential database of consumer profiles and transaction information. We can not assure you that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will not result in a compromise or breach of the methods used by us to protect consumer transaction and personal data contained in our database. If any such compromise of our security were to occur, it could have a material adverse effect on our reputation and on our business, operating results and financial condition. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against security breaches or to alleviate problems caused by breaches.

        Concerns over the security of transactions conducted on the Internet and commercial online services and the privacy of users may also inhibit the growth of the Web and online services as a means of conducting commercial transactions. To the extent that our activities or those of third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers or other personal information, security breaches could expose us to a risk of loss or litigation and possible liability. In addition, we may suffer losses as a result of orders placed with fraudulent credit card data, even though the consumer's payment for such orders has been authorized by the associated financial institution. Under current credit card practices, a merchant is liable for fraudulent credit card transactions where, as is the case with the transactions processed by us, no cardholder signature is obtained. We can not assure you that we will not suffer significant losses as a result of fraudulent use of credit card data in the future, which could have a material adverse effect on our business, financial condition and results of operations.

Our Business Will Suffer If We Are Unable To Adapt To The Rapid Technological Changes That Characterize The Internet And The Online Commerce Industry.

        The Internet and the online commerce industry are characterized by the following:

  •
  rapid technological change;
  •
  changes in user and customer requirements and preferences;
  •
  frequent new product and service introductions embodying new technologies; and
  •
  the emergence of new industry standards and practices that could render our existing online sites and proprietary technology and systems obsolete.

        The emerging nature of these products and services and their rapid evolution will require that we continually improve the performance, features and reliability of our online services, particularly in response to competitive offerings. Our success will depend, in part, upon our ability:

  •
  to enhance our existing services;
  •
  to develop new services and technology that address the increasingly sophisticated and varied needs of our prospective customers; and

  •
  to respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

        The development of online sites and other proprietary technology entails significant technical and business risks and requires substantial expenditures and lead time. There can be no assurance that we will successfully use new technologies effectively or adapt our online sites, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. If we are unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, our business, operating results and financial condition could be materially adversely affected.

Information Displayed On Or Accessed From Our Web Sites May Subject Us To Liability.

        We may face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that appear on the on websites, including citysearch.com, cityauction.com, match.com, One & Only Network, Soulmates.com, ticketmaster.com, tmvista.com, museumtix.com, evite.com, ticketweb.com, reserveamerica.com or reserveusa.com sites or on sites operated by our partners. These claims have been brought, and sometimes successfully pressed, against online services. Although we intend to maintain our general liability insurance at current levels, our insurance may not cover claims of these types or may not be adequate to indemnify us for any liability that may be imposed. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage, could have a material adverse effect on our reputation and our business, financial conditions and results of operations.

Our Business Will Be Adversely Affected If We Are Unable To Protect Our Intellectual Property Rights From Third Party Challenges Or If We Are Subject To Litigation.

        We own a number of registered trademarks in various countries relating to, among other things, the names Ticketmaster, Match.com, Evite, ReserveAmerica and their related logos. We believe that such trademarks are widely recognized throughout North America and other parts of the world and have considerable value. We are not aware of any actions against its trademarks used in our businesses domestically and has not received any notice or claim of infringement in respect of such trademarks.

        We presently have no patents pertaining to the Ticketmaster System or any of our other business operations. Although we may in the future file for patent protection on products developed or to be developed by it, there can be no assurance that any patents will be issued or, if issued, that such patents will provide we with meaningful protection. Furthermore, the technology used by us in many of our products is likely to be within the state-of-the-art and may not be more advanced than the technology used by or available to certain of our present or potential competitors. We may be unable to prevent our competitors and others from incorporating features of our products into their own products.

        We regard our copyrights, service marks, trademarks, trade dress, trade secrets, proprietary software and similar intellectual property as critical to our success, and rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with employees, customers, partners and others to protect our proprietary rights.

        Effective trademark, service mark, copyright and trade secret protection may not be available or sought by us in every country in which our products and services are made available, or in any particular country, with regard to all of our products or services which are available in that country. We have licensed in the past, and expect that we may license in the future, certain proprietary rights, such as trademarks or copyrighted material, to third parties. In addition, we have licensed in the past, and expect to license in the future, certain content, including trademarks and copyrighted material, from third parties. While we attempt to ensure that the quality of our brands is maintained by such licensees, there can be no assurance that such licensees will not take actions that might materially adversely affect the value of our proprietary rights or reputation, which could have a material adverse effect on our business, financial condition and results of operations.

        We license the registered trademark "Citysearch" from a third party, and there can be no assurance that we will be able to continue to license the trademark on terms acceptable to us. The initial term of the license expired in March 2001, and is subject to indefinite annual renewals at our option. We exercised our renewal rights in March 2001 and 2002 and we intend to continue to do so in the future. We may be subject to legal proceedings and claims of alleged infringement of the trademarks and other intellectual property rights of third parties by us and our licensees or licensors. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources which could result in a material adverse effect on our business, financial condition and results of operations.

If We Fail To Comply With The Laws And Regulations That Govern Our Services, Our Business Could Be Adversely Affected.

        We are regulated by certain state and local regulations, including, but not limited to, a law in Georgia, that establishes maximum convenience charges on tickets for certain sporting events. Other legislation that could affect the way we do business, including legislation that would regulate the amount of convenience charges and order processing fees, are introduced from time to time in federal, state and local legislative bodies. We are unable to predict whether any such legislation will be adopted and, if so, the impact thereof on its business.

        We have recently introduced, and intend to continue to introduce in the future, new products and services. Many of these products and services, such as Ticketmaster Marketplace™, have either never previously existed or have developed rapidly due to the fast rate of change in Internet-based business models. As a result, the impact of existing laws and regulations on these new products and services is uncertain. We believe that our new products and services comply with existing laws and regulations, but there can be no assurance that such laws and regulations will not in the future be applied to these new products and services in unforeseen ways. As such, the impact of the application of such laws and regulations on certain of our businesses cannot be foreseen and may have a material adverse effect on such businesses and the applicable products and services.

        Our products and services are subject to various sales and use tax provisions under applicable state and local law. The application of such tax provisions to our historical and new products and services is subject to interpretations by the applicable taxing authority. We believe we are compliant with these tax provisions, but there can be no assurance that taxing authorities will not take a contrary position and that such position will not result in a material adverse effect to our business, financial condition and results of operations.

        We post privacy policies for most of our Internet websites concerning our use and disclosure of user data. In addition, we are subject to federal, state and local laws relating to Internet commerce generally and privacy of Internet user data specifically. While there are currently relatively few laws specifically directed to online commerce, the Federal Trade Commission and state and local legislative bodies are debating many proposed new Internet related laws and regulations designed, among other things, to impose new obligations and restrictions with respect to user data collected on Internet sites. Our failure to comply with our posted privacy policies or with existing or new privacy-related laws and regulations could result in regulatory proceedings or private party litigation. Any such proceeding or litigation could have a material adverse effect on our business, results of operations or financial condition, if not resolved in our favor.

        In addition, increasing concern over consumer privacy has led to the introduction from time to time of proposed legislation that could impact the direct marketing and market research industries. We do not know when or whether any such proposed legislation may pass or whether any such legislation would relate to the types of services currently provided by us or which we intend to develop.

Accordingly, we cannot predict the effect, if any, that any such future regulation may have on its business.

        We are subject to certain laws and regulations in the foreign markets in which we operate but we do not believe that such laws or regulations will materially impact its ability do business in such markets.

        Furthermore, there may be additional federal or state legislation or changes in regulation implementation that would limit our activities or our clients in the future or significantly increase the cost of compliance.

We May Be Subject To Governmental Investigations And Litigation.

        We are from time to time party to various legal proceedings arising in the ordinary course of our business. In addition to the legal proceedings described below, we also party to various legal proceedings in which we are the plaintiff and seek injunctive relief and/or damages from third parties for breach of contract and unauthorized use of our intellectual property. From time to time, federal, state and local authorities commence investigations or inquiries with respect to our compliance with applicable antitrust, consumer protection, deceptive advertising, unfair business practice and other laws. We have historically cooperated in and satisfactorily resolved each such investigation or inquiry.

        We believe that we have conducted our business in compliance with all applicable laws, including federal and state antitrust laws. In the opinion of our management, none of our legal proceedings will have a material adverse effect on our financial position or results of operation, but we can give no assurance that we will not incur material damages or costs in connection with such litigation. We have incurred significant legal expenses in connection with these and other investigations and lawsuits and may incur additional significant legal expenses in the future should investigations or lawsuits be instituted.

        We or our affiliates could become the subject of future governmental investigations or inquiries or be named as a defendant in claims alleging violations of federal or state antitrust laws or any other laws. Any adverse outcome in such litigation, investigation or proceeding against us or our affiliates could limit or prevent us from engaging in the ticketing business or subject us to potential damage assessments, all of which could have a material adverse effect on our business, financial condition or results of operations. Regardless of its merit, source or outcome, any such litigation, investigation or proceeding would at a minimum be costly and could divert the efforts of our management and other personnel from productive tasks, which could have a material adverse effect on our business, financial condition or results of operations.

Tickets.com Litigation

        On July 23, 1999, Ticketmaster Online-Citysearch and Ticketmaster Corporation filed a Complaint seeking damages and injunctive relief against Tickets.com, Inc. ("Tickets.com"), entitled Ticketmaster Corporation and Ticketmaster Online-Citysearch, Inc. v. Tickets.com, Inc., Case No. 99-07654 HLH, in the United States District Court for the Central District of California. We claim that Tickets.com violates our legal and contractual rights by, among other things, (i) providing deep-links to our internal Web pages without our consent, (ii) systematically, deceptively and intentionally accessing our computers and computer systems and copying verbatim our event pages daily and extracting and reprinting our Uniform Resource Locators ("URLs") and event data and information in complete form on Tickets.com's website and (iii) providing false and misleading information about us, the availability of tickets on our website, and the relationship between us and Tickets.com. On January 7, 2000, we filed a first amended complaint. Tickets.com filed a motion to dismiss our first amended complaint on or about February 23, 2000, which was denied in part and granted in part with leave to amend. We filed a second amended complaint on April 21, 2000.

        On March 3, 2000, we filed a motion for preliminary injunction, requesting the Court to enjoin Tickets.com from, among other things, deep-linking and "spidering" to our internal Web pages,

accessing our computers and computer systems and copying our event pages, and providing misleading and false information about us, the availability of tickets on the our website and the relationship between us and Tickets.com. On July 31, 2000, the Court held a hearing. On August 11, 2000, the Court issued a ruling denying our motion for preliminary injunction. On September 8, 2000, we filed a notice of appeal of the Court's order denying our motion for preliminary injunction. On January 11, 2001, the Ninth Circuit Court of Appeals affirmed the District Court's order denying our motion for preliminary injunction.

        On May 30, 2000, Tickets.com filed its Answer to our second amended complaint and made counterclaims against Ticketmaster Corporation and Ticketmaster Online-Citysearch, Inc. Tickets.com asserted claims for relief against us for violations of the Sherman Act, sections 1 and 2, violations of California's Cartwright Act, violations of California's Business and Professions Code section 17200, violations of common law restraint of trade and unfair competition and business practices, interference with contract and declaratory relief. Tickets.com claimed that Ticketmaster Corporation's exclusive agreements with Ticketmaster Online-Citysearch, Inc., venues, promoters and other third parties injure competition, violate antitrust laws, constitute unfair competition and interfere with Tickets.com's prospective economic advantages. On July 19, 2000, we filed a motion to dismiss any claim based in whole or in part on our alleged litigation conduct as well as Tickets.com's ninth claim for relief under California's antitrust laws (the Cartwright Act). On September 25, 2000, the court entered an order denying our motion on the ground that Tickets.com has the right to pursue discovery on the issues raised in the motion before the issue can properly be resolved.

        The Court recently amended the pretrial schedule setting September 1, 2002 as the discovery cut-off date, January 3, 2003 as the date for the final pre-trial conference, and has indicated that the trial will be set to commence in February 2003. The parties currently are actively engaged in document, deposition and third-party discovery in the matter. Tickets.com seeks monetary damages which, if awarded, would have a material adverse effect on us. We are vigorously defending against the claims brought by Tickets.com. However, we can give no assurances that we will not incur material damages or costs in connection with the litigation.

Class Action Litigation Related To Magazine Sales

        Florida:    On or about December 18, 2000, Ticketmaster Corporation and Time, Inc. were named as defendants in a purported class action lawsuit filed in the Florida Circuit Court of the Thirteenth Judicial Circuit in Hillsborough County. The lawsuit is entitled Victoria McLean v. Ticketmaster Corporation and Time, Inc., Case No. G0009564. The lawsuit alleges that the offering for sale by Ticketmaster Corporation of subscriptions to Entertainment Weekly magazine, a publication of Time, Inc., as an agent of Time, Inc., involves a pattern of criminal activity, conspiracy and unfair and deceptive trade practices by allegedly disclosing credit card account information to third parties without express written consent and unauthorized posting to credit card accounts. As the prayer for relief in the lawsuit, the plaintiff seeks to have the Court enjoin the business practices of which the plaintiff has complained. In addition, the plaintiff seeks treble monetary damages, as well as attorneys' fees and the costs for pursuing the action. Ticketmaster Corporation and Time, Inc. filed a motion to dismiss the complaint on various grounds.

        On or about May 30, 2001, the plaintiff filed an amended complaint which purported to add a second consumer as a plaintiff. In response to the amended complaint, Ticketmaster and Time requested that their motion to dismiss be taken off calendar, and on July 23, 2001, we filed an Answer. Discovery is in its beginning stages. We believe the lawsuit is without merit and expect to vigorously defend against the lawsuit.

        Michigan:    On or about August 17, 2001, Ticketmaster L.L.C. and Time, Inc. were named in as defendants in a purported class action lawsuit in the Circuit Court for the County of Macomb, State of Michigan. The lawsuit is entitled Glenn R. Matecun, and all others similarly situated v. Ticketmaster L.L.C. and Time, Inc., Case No. 01-3573 CP. On or about January 11, 2002, the plaintiff filed his First

Amended Complaint, alleging that Ticketmaster L.L.C. is providing credit card information to Time so that Time can sell unwanted magazine subscriptions without the consumer's knowledge or consent in violation of various Michigan state laws. Plaintiff seeks monetary damages, treble damages, exemplary damages, attorneys' fees, and equitable relief. Discovery is in the beginning stages. We believe the case is without merit and intend to vigorously defend against the lawsuit.

Any Acquisitions That We Undertake Could Be Difficult To Integrate, Disrupt Our Business, Dilute Stockholder Value And Adversely Affect Our Operating Results.

        As part of our business strategy, we intend to make acquisitions of, or significant investments in, complementary companies, products or technologies. For example, we recently completed our acquisition of Soulmates. This acquisition and any future acquisitions and investments are and will be accompanied by the risks commonly encountered in acquisitions of companies. These risks include, among other things:

  •
  the difficulty of assimilating the operations and personnel of the acquired companies;
  •
  the potential disruption of our ongoing business;
  •
  the diversion of resources from our existing businesses, sites and technologies;
  •
  the inability of management to maximize our financial and strategic position through the successful incorporation of the acquired technology into our products and services;
  •
  additional expense associated with amortization of acquired intangible assets;
  •
  the maintenance of uniform standards, controls, procedures and policies; and
  •
  the impairment of relationships with employees and customers as a result of any integration of new management personnel.

        We cannot assure you that we would be successful in overcoming these risks or any other problems encountered with such acquisitions. Our inability to overcome such risks could dilute our stockholder value and materially adversely affect our operating results. In addition, to finance future acquisitions, we may issue equity securities which could further dilute our stockholders.

Our Business Will Be Adversely Affected If We Do Not Maintain The Value Of Our Domain Names.

        We currently hold and license various Web domain names relating to our brand, including "citysearch.com", "cityauction.com", "match.com", "ticketmaster.com", "sidewalk.com", "museumtix.com", "tmvista.com", "reserveamerica.com", "reserveusa.com", "evite.com", and "ticketweb.com" domain names. The acquisition and maintenance of domain names generally is regulated by governmental agencies and their designees. The regulation of domain names in the United States and in foreign countries is subject to change. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, there can be no assurance that we will be able to acquire or maintain relevant domain names in all countries in which we conduct business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We, therefore, may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights. Any such inability could have a material adverse effect on our business, financial condition and results of operations.

We Are Subject To Anti-Takeover Provisions That May Affect The Price Of Our Stock.

        Our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and Section 203 of the Delaware General Corporation Law contain provisions that may render more difficult, or have the effect of discouraging, unsolicited takeover bids from third parties or the removal of our incumbent management. These provisions include the right of the holders of our Class A Common Stock to 15 votes per share, versus one vote per share for the holders of our Class B

Common Stock and provide that our stockholders may not call special meetings. In addition, our Amended and Restated Certificate of Incorporation authorizes our Board of Directors to issue, without stockholder approval, 2,000,000 shares of preferred stock, par value $.01 per share, with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of our Common Stock. Although we have no current plans to issue any shares of preferred stock, the issuance of preferred stock or rights to purchase preferred stock could render more difficult, or have the effect of discouraging, unsolicited takeover bids from third parties or the removal of incumbent management, or otherwise adversely affect the market price for the Class B Common Stock. Although such provisions do not have a substantial practical significance to investors while USA, through its ownership of a majority of the voting power of our Common Stock, is in a position to effectively control all matters affecting us, such provisions could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices should USA no longer be in such control.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intend," "potential," or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks outlined under "Risk Factors" and elsewhere in this prospectus.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the shares of our Class B Common Stock by the selling stockholders pursuant to this prospectus.

SELLING STOCKHOLDERS

        The following table sets forth certain information regarding the holdings of the selling stockholders as of May 3, 2002.

Selling Stockholder	Shares Beneficially Owned Prior to Offering	Number of Shares Offered	Shares Beneficially Owned After Offering
Martin Haynes(1)	297,948	297,948	—
Daniel Haigh(2)	297,948	297,948	—
Jean Gamble(3)	64,279	64,279	—
Morgan & Banks Investments Pty Ltd.(4)	55,940	55,940	—
Nick McNaughton(5)	46,235	46,235	—
John Haigh and Janette Blainey(6)	29,678	29,678	—
John Greaves(7)	14,516	14,516	—
Interfine Investments Pty Ltd(8)	6,050	6,050	—
Brent Pearson(9)	3,906	3,906	—
Maureen Reid(10)	1,290	1,290	—

(1)
Mr. Martin Haynes currently serves as the Director, International Development with Soulmates pursuant to an employment agreement with Soulmates and with us. Pursuant to a lock-up arrangement, the 297,948 shares of our Class B Common Stock beneficially owned by Mr. Haynes include 89,385 shares which may not be sold by Mr. Haynes until October 12, 2002 and 89,384 shares which may not be sold by Mr. Haynes until April 12, 2003. 61,334 shares of our Class B Common Stock beneficially owned by Mr. Haynes which would be released from the lock-up arrangement on April 12, 2003 are also subject to an escrow arrangement for indemnification obligations and may not be sold by Mr. Haynes until October 12, 2003, provided that some or all of the 61,334 shares may be reserved in the escrow fund after October 12, 2003 to provide for any previously noticed claims.

(2)
Mr. Daniel Haigh currently serves as the Director, International Technology with Soulmates pursuant to an employment agreement with Soulmates and with us. Pursuant to a lock-up arrangement, the 297,948 shares of our Class B Common Stock beneficially owned by Mr. Haigh include 89,385 shares which may not be sold by Mr. Haigh until October 12, 2002 and 89,384 shares which may not be sold by Mr. Haigh until April 12, 2003. 61,334 shares of our Class B Common Stock beneficially owned by Mr. Haigh which would be released from the lock-up arrangement on April 12, 2003 are also subject to an escrow arrangement for indemnification obligations and may not be sold by Mr. Haigh until October 12, 2003, provided that some or all of the 61,334 shares may be reserved in the escrow fund after October 12, 2003 to provide for any previously noticed claims.

(3)
Pursuant to a lock-up arrangement, the 64,279 shares of our Class B Common Stock beneficially owned by Ms. Gamble include 19,284 shares which may not be sold by Ms. Gamble until October 12, 2002 and 19,283 shares which may not be sold by Ms. Gamble until April 12, 2003.

(4)
Pursuant to a lock-up arrangement, the 55,940 shares of our Class B Common Stock beneficially owned by Morgan & Banks Investments Pty Ltd include 16,782 shares which may not be sold by Morgan & Banks Investments Pty Ltd until October 12, 2002 and 16,782 shares which may not be sold by Morgan & Banks Investments Pty Ltd until April 12, 2003.

(5)
Mr. Nick McNaughton is currently an employee of Soulmates. Pursuant to a lock-up arrangement, the 46,235 shares of our Class B Common Stock beneficially owned by Nick McNaughton include 13,871 shares which may not be sold by Mr. McNaughton until October 12, 2002 and 13,870 shares which may not be sold by Mr. McNaughton until April 12, 2003.

(6)
Pursuant to a lock-up arrangement, the 29,678 shares of our Class B Common Stock beneficially owned by jointly by John Haigh and Janette Blainey include 8,904 shares which may not be sold by Mr. Haigh and Ms. Blainey until October 12, 2002 and 8,903 shares which may not be sold by Mr. Haigh and Ms. Blainey until April 12, 2003.

(7)
Pursuant to a lock-up arrangement, the 14,516 shares of our Class B Common Stock beneficially owned by John Greaves include 4,355 shares which may not be sold by Mr. Greaves until October 12, 2002 and 4,355 shares which may not be sold by Mr. Greaves until April 12, 2003.

(8)
Pursuant to a lock-up arrangement, the 6,050 shares of our Class B Common Stock beneficially owned by Interfine Investments Pty Ltd include 1,815 shares which may not be sold by Interfine Investments Pty Ltd until October 12, 2002 and 1,815 shares which may not be sold by Interfine Investments Pty Ltd until April 12, 2003.

(9)
Pursuant to a lock-up arrangement, the 3,906 shares of our Class B Common Stock beneficially owned by Brent Pearson include 1,172 shares which may not be sold by Mr. Pearson until October 12, 2002 and 1,172 shares which may not be sold by Mr. Pearson until April 12, 2003.

(10)
Pursuant to a lock-up arrangement, the 1,290 shares of our Class B Common Stock beneficially owned by Maureen Reid include 387 shares which may not be sold by Ms. Reid until October 12, 2002 and 387 shares which may not be sold by Ms. Reid until April 12, 2003.

        The shares described above were originally issued by us in connection with our acquisition of Soulmates. Our acquisition of Soulmates is described more fully under "Prospectus Summary—Recent Developments". The shares were issued pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended. The shares are being registered by us pursuant to the Share Purchase and Subscription Agreement, dated as of March 23, 2002, by and among us, Elicia Acquisition Corp., our wholly-owned subsidiary, Soulmates, the shareholders of Soulmates, Soulmates International, Inc., a Delaware corporation, the shareholders of Soulmates International, Inc., Soulmates (NZ) Limited, a New Zealand corporation and the shareholders of Soulmates (NZ) Limited, as amended by the First Amendment thereto, dated as of April 12, 2002. Pursuant to a lock-up arrangement described in the Share Purchase and Subscription Agreement, an aggregate of 245,340 of the shares issued by us to the shareholders of Soulmates may not be transferred until October 12, 2002 and an aggregate of 245,335 of the shares issued by us to the shareholders of Soulmates may not be transferred until April 12, 2003. In addition, an aggregate of 122,668 shares issued by us to Martin Haynes and Daniel Haigh which are included in the shares subject to the lock-up arrangement which would otherwise be released on April 12, 2003 are subject to escrow provisions and may not be transferred until the escrow expires on October 12, 2003, provided however, that transfer of some or all of the shares subject to the escrow may be further prohibited after the expiration of the escrow to the extent those shares are retained to potentially satisfy previously noticed claims.

PLAN OF DISTRIBUTION

        The selling stockholders (and their respective donees, distributees, pledgees and personal representatives) may, from time to time, offer for sale and sell or distribute the shares of our Class B Common Stock offered hereby in transactions executed on The Nasdaq National Market, in negotiated transactions, private sales or through other means. The selling stockholders under some circumstances might be deemed underwriters under the Securities Act of 1933. As a precaution against such a possibility, the selling stockholders intend to deliver prospectuses to purchasers in accordance with

Section 5 of the Securities Act of 1933. Sales may be effected at market prices prevailing at the time of sale or at such other prices as may be negotiated by the selling stockholders. The shares may be sold by one or more of the following: (a) a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchased by a broker-dealer as principal and resold by such broker-dealer for its account pursuant to this prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in the resales.

        In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of shares of our Class B Common Stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell shares of our Class B Common Stock short and deliver the shares offered hereby to close out such short positions. In connection with the foregoing transactions, the selling stockholders may be required to deliver this prospectus. The selling stockholders may also loan or pledge the shares registered hereunder to a broker-dealer and the broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may effect sales of the pledged shares, in each case pursuant to this prospectus.

        Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders in amounts to be negotiated in connection with the sale. Such broker-dealers or agents and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers.

        The selling stockholders will be responsible for any fees, disbursements and expenses of any counsel or other advisors for the selling stockholders. All other expenses incurred in connection with the registration of the shares offered hereby, including SEC registration fees, printer's and accounting fees and the fees, disbursements and expenses of our counsel will be borne by us. Commissions and discounts, if any, attributable to the sales of the shares offered hereby will be borne by the selling stockholders. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933. We have agreed to indemnify the selling shareholders against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act of 1933.

        We have undertaken to keep a registration statement of which this prospectus constitutes a part effective until the earliest to occur of (a) all shares offered hereby being sold pursuant to the registration statement or (ii) the twelve month anniversary of the date which the registration statement of which this prospectus constitutes a part is declared effective by the SEC. After such period, if we choose not to maintain the effectiveness of the registration statement of which this prospectus constitutes a part, the shares offered hereby may not be sold, pledged, transferred or assigned, except in a transaction which is exempt under the provisions of the Securities Act of 1933 or pursuant to an effective registration statement thereunder.

LEGAL MATTERS

        The validity of our Class B Common Stock to be offered in this prospectus will be passed upon for us by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at:

Judiciary Plaza
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

You may also obtain copies of these materials from the public reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You should call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding companies and other persons that file electronically with the SEC. The SEC's Internet web site address is http:\\www.sec.gov. You may inspect reports and other information that we file at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

        We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933. The registration statement, which includes this prospectus, contains additional information about our company and the shares to be sold by the selling stockholders. You may inspect the registration statement and exhibits without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents that we have filed with the SEC:

  •
  Current Report on Form 8-K filed April 23, 2002;

  •
  Current Report on Form 8-K filed March 27, 2002;

  •
  Current Report on Form 8-K filed January 28, 2002;

  •
  Annual Report on Form 10-K for the year ended December 31, 2001; and

  •
  The description of our Class B Common Stock contained in our Registration Statement on Form 8-A (File No. 000-25041) filed on November 6, 1998, pursuant to Section 12(g) of the

    Exchange Act, including any amendment or report filed for the purpose of updating such description.

        We are also incorporating by reference additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of the prospectus and the termination of the offering of the shares offered hereby. You may request a copy of these filings at no cost, by writing or telephoning us at the following address and phone number:

Ticketmaster
Attn: Chief Financial Officer
3701 Wilshire Boulevard
Los Angeles, California 90010
Telephone: (213) 639-6100

        You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with different information.

817,790 Shares

TICKETMASTER

CLASS B COMMON STOCK

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        We will pay all expenses incident to the offering and sale to the public of the shares being registered excluding any commissions and discounts of underwriters, dealers or agents, any fees of counsel or other advisors to the selling stockholders and any transfer taxes which shall be paid by the selling stockholders. Such expenses are set forth in the following table except commissions, discounts and transfer taxes. All of the amounts shown are estimates, except for the SEC registration fee:

Item	Amount To Be Paid
SEC Registration fee	$1,624
Nasdaq listing fee	850
Printing fees and expenses	5,000
Accounting fees and expenses	5,000
Legal fees and expenses	10,000
Blue Sky fees and expenses	1,000
Transfer agent and registrar fees	700
Miscellaneous	5,000

Total	$29,174

Item 15. Indemnification of Directors and Officers.

        We are a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

        Our Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

        The effect of these provisions is to eliminate our rights and the rights of our stockholders (through stockholders' derivative suits on our behalf) to recover monetary damages against a director for breach of fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in certain limited situations. These provisions do not limit or eliminate our rights or any of our stockholder's rights to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. These provisions will not alter the liability of directors under federal securities laws.

        Our Amended and Restated Bylaws provide for the indemnification of officers, directors and third parties acting on behalf of us if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful.

Item 16. Exhibits

Exhibit Number	Exhibit Title	Notes
2.1	Agreement and Plan of Reorganization, among Citysearch, Inc., MB Acquisition Corporation, MetroBeat, Inc., Mark Davies and Joshua White, dated May 31, 1996.	(A)*
2.2
	Amended and Restated Agreement and Plan of Reorganization, among Citysearch, Inc., Tiberius, Inc., USA Networks, Inc., Ticketmaster Group, Inc., Ticketmaster Corporation and Ticketmaster Multimedia Holdings, Inc., dated August 12, 1998.	(A)
2.3
	Agreement and Plan of Reorganization, dated January 8, 1999, by and among Ticketmaster Online-Citysearch, Inc., Nero Acquisition Corp., Inc., CityAuction, Inc., Andrew Rebele and Monica Lee as amended.	(B)
2.4	Exchange Agreement by and among Cendant Corporation, Cendant Intermediate Holdings, Inc. and Ticketmaster Online-Citysearch, Inc. dated as of May 14, 1999.	(C)
2.5
	Agreement and Plan of Reorganization dated June 10, 1999 among Ticketmaster Online-Citysearch, Inc., Web Media Ventures LLC (dba One & Only Network) and William Bunker, David Kennedy and Glenn Wiggins.	(C)
2.6	Agreement and Plan of Merger by and among Sidewalk.com, Inc., Microsoft Corporation and the Registrant, dated as of July 19, 1999.	(D)
2.7	Series D Preferred Stock Purchase Agreement between Ticketmaster and FairMarket, Inc. dated September 15, 1999	(E)
2.8
	Series D Preferred Stock Purchase Agreement, dated November 17, 1999, by and among RaceGate.com, Inc., a Delaware corporation, RaceGate.com, Inc., a California corporation, RG Acquisition Corp., Active USA.com, Inc., Ticketmaster Online-Citysearch, Inc, Austin Ventures IV, L.P. and Kettle Partners IV, L.P.	(F)
2.9
	Agreement and Plan of Merger by and among the Registrant, TMCS Merger Sub, Inc., 2b Technology, Inc., Bryan Bostic, Eric Martin, Live Oak Holdings, L.C., Clarke Holding, L.C., and Kenneth Bostic, dated as of January 30, 2000	(G)
2.10	Agreement and Plan of Merger by and among the Registrant, TMCS Merger Sub, Inc. and TicketWeb Inc., dated as of May 23, 2000.	(H)
2.11	Contribution Agreement by and between the Registrant and USA Networks, Inc., dated as of November 20, 2000.	(I)
2.12	Work-Out Agreement by and among the Registrant, 2b Technology, Inc., Bryan Bostic, Eric Martin, Live Oak Holdings, L.C., Clarke Holding, L.C., and Kenneth Bostic dated as of December 8, 2000.	(J)

2.13
	Share Purchase Agreement by and among Ticketmaster Canada, Inc., Ticketmaster Online-Citysearch, Inc, ReserveAmerica Holdings, Inc., and certain Shareholders of ReserveAmerica Holdings, Inc. dated as of December 28, 2000.	(K)
2.14
	Asset Purchase Agreement entered into as of March 8, 2001 by and among Evite, Inc. a California corporation, and Ticketmaster. Portions of this Exhibit 2.14 have been omitted pursuant to a request to the SEC for confidential treatment.	(K)
2.15	Share Transfer Agreement, dated as of October 22, 2001, by and among Posten Norge BA, Reitan Narvesen ASA, Scandinavia Online AS and Ticketmaster UK Limited.	(L)
2.16
	Share Purchase and Subscription Agreement, dated as of March 23, 2002, by and among Ticketmaster, Elicia Acquisition Corp., Soulmates Technology Pty Ltd, the Shareholders of Soulmates Technology Pty Ltd, Soulmates International, Inc., the Shareholders of Soulmates International, Inc., Soulmates (NZ) Limited and the Shareholders of Soulmates (NZ) Limited.	†
2.17
	First Amendment, dated as of April 12, 2002, to the Share Purchase and Subscription Agreement, dated as of March 23, 2002, by and among Ticketmaster, Elicia Acquisition Corp., Soulmates Technology Pty Ltd, the Shareholders of Soulmates Technology Pty Ltd, Soulmates International, Inc., the Shareholders of Soulmates International, Inc., Soulmates (NZ) Limited and the Shareholders of Soulmates (NZ) Limited.	†
4.1	Specimen Class B Common Stock Certificate.	(M)
4.2	Class B Common Stock Purchase Warrant of the Registrant delivered upon closing of the Sidewalk acquisition (3,000,000 shares).	(D)
4.3	Class B Common Stock Purchase Warrant of the Registrant delivered upon closing of the Sidewalk acquisition (1,500,000 shares).	(D)
4.4	Specimen Class A Common Stock Certificate.	(M)
5.1	Opinion of Gibson, Dunn & Crutcher as to the legality of the securities being registered.	†
23.1	Consent of Independent Auditors.	†
23.2	Consent of Counsel (included in Exhibit 5.1)	†
24.1	Power of Attorney (included on signature page)	†

*
Confidential treatment has been granted with respect to portions of this exhibit.

†
Filed herewith.

(A)
Incorporated by reference to exhibits filed in response to Item 16, "Exhibits," of the Registrant's Registration Statement on Form S-1 (File No. 333-64855) filed with the Commission on September 30, 1998.

(B)
Incorporated by reference to the Registrant's Report on Form 10-K filed with the Commission on March 31, 1999.

(C)
Incorporated by reference to exhibits filed in response to Item 16, "Exhibits," of the Registrant's Registration Statement on Form S-1 (File No. 333-81761) filed with the Commission on June 29, 1999.

(D)
Incorporated by reference to exhibits filed in response to Item 6, "Exhibits," of the Registrant's Report on Form 10-Q filed with the Commission on August 16, 1999.

(E)
Incorporated by reference to exhibits filed in response to Item 6, "Exhibits," of the Registrant's Report on Form 10-Q filed with the Commission on November 15, 1999.

(F)
Incorporated by reference to the Registrant's Report on Form 10-K filed with the Commission on March 23, 2000.

(G)
Incorporated by reference to exhibits filed in response to Item 16, "Exhibits," of the Registrant's Registration Statement on Form S-3 (File No. 333-30884) filed with the Commission on February 22, 2000.

(H)
Incorporated by reference to exhibits filed in response to Item 6, "Exhibits," of the Registrant's Report on Form 10-Q filed with the Commission on May 15, 2000.

(I)
Incorporated by reference to exhibits to the Registrant's Definitive Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 filed with the Commission on January 11, 2001.

(J)
Incorporated by reference to exhibits filed in response to Item 16, "Exhibits," of the Registrant's Registration Statement on Form S-3 (File No. 333-54304) filed with the Commission on January 25, 2001.

(K)
Incorporated by reference to the Registrant's Report on Form 10-K filed with the Commission on April 2, 2001.

(L)
Incorporated by reference to the Registrant's Report on Form 10-K filed with the Commission on April 1, 2002.

(M)
Incorporated by reference to the Registrant's Report on Form 10-Q filed with the Commission on November 14, 2001.

Item 17. Undertakings.

  A.
  UNDERTAKING PURSUANT TO RULE 415

        The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

  B.
  UNDERTAKING REGARDING FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of

1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  C.
  UNDERTAKING IN RESPECT OF INCORPORATED ANNUAL AND QUARTERLY REPORTS

        The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

  D.
  UNDERTAKING IN RESPECT OF INDEMNIFICATION

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  E.
  UNDERTAKING PURSUANT TO RULE 430A

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, California, on the 3rd day of May, 2002.

TICKETMASTER

By:	/s/ JOHN PLEASANTS John Pleasants Chief Executive Officer

POWER OF ATTORNEY

        Know All Men By These Presents, that each person whose signature appears below constitutes and appoints Brad Serwin and Thomas McInerney, jointly and severally, his attorney-in-fact, each with the power of substitution for him in any and all capacities, to sign any amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN PLEASANTS John Pleasants	Chief Executive Officer (Principal Executive Officer), President and Director	May 3, 2002
/s/ THOMAS MCINERNEY Thomas McInerney	Chief Financial Officer, Executive Vice President (Principal Financial and Accounting Officer)	May 3, 2002
/s/ BARRY DILLER Barry Diller	Co-Chairman	May 3, 2002
/s/ TERRY BARNES Terry Barnes	Co-Chairman	May 3, 2002
/s/ RICHARD BARTON Richard Barton	Director	May 3, 2002

/s/ ROBERT J. DAVIS Robert J. Davis	Director	May 3, 2002
/s/ VICTOR A KAUFMAN Victor A Kaufman	Director	May 3, 2002
/s/ DARA KHOSROWSHAHI Dara Khosrowshahi	Director	May 3, 2002
/s/ BRYAN LOURD Bryan Lourd	Director	May 3, 2002
/s/ JON MILLER Jon Miller	Director	May 3, 2002
Michael Schrage	Director
Alan Spoon	Director

INDEX TO EXHIBITS

Exhibit Number	Exhibit Title	Notes
2.1	Agreement and Plan of Reorganization, among Citysearch, Inc., MB Acquisition Corporation, MetroBeat, Inc., Mark Davies and Joshua White, dated May 31, 1996.	(A)*
2.2
	Amended and Restated Agreement and Plan of Reorganization, among Citysearch, Inc., Tiberius, Inc., USA Networks, Inc., Ticketmaster Group, Inc., Ticketmaster Corporation and Ticketmaster Multimedia Holdings, Inc., dated August 12, 1998.	(A)
2.3
	Agreement and Plan of Reorganization, dated January 8, 1999, by and among Ticketmaster Online-Citysearch, Inc., Nero Acquisition Corp., Inc., CityAuction, Inc., Andrew Rebele and Monica Lee as amended.	(B)
2.4	Exchange Agreement by and among Cendant Corporation, Cendant Intermediate Holdings, Inc. and Ticketmaster Online-Citysearch, Inc. dated as of May 14, 1999.	(C)
2.5
	Agreement and Plan of Reorganization dated June 10, 1999 among Ticketmaster Online-Citysearch, Inc., Web Media Ventures LLC (dba One & Only Network) and William Bunker, David Kennedy and Glenn Wiggins.	(C)
2.6	Agreement and Plan of Merger by and among Sidewalk.com, Inc., Microsoft Corporation and the Registrant, dated as of July 19, 1999.	(D)
2.7	Series D Preferred Stock Purchase Agreement between Ticketmaster and FairMarket, Inc. dated September 15, 1999	(E)
2.8
	Series D Preferred Stock Purchase Agreement, dated November 17, 1999, by and among RaceGate.com, Inc., a Delaware corporation, RaceGate.com, Inc., a California corporation, RG Acquisition Corp., Active USA.com, Inc., Ticketmaster Online-Citysearch, Inc, Austin Ventures IV, L.P. and Kettle Partners IV, L.P.	(F)
2.9
	Agreement and Plan of Merger by and among the Registrant, TMCS Merger Sub, Inc., 2b Technology, Inc., Bryan Bostic, Eric Martin, Live Oak Holdings, L.C., Clarke Holding, L.C., and Kenneth Bostic, dated as of January 30, 2000	(G)
2.10	Agreement and Plan of Merger by and among the Registrant, TMCS Merger Sub, Inc. and TicketWeb Inc., dated as of May 23, 2000.	(H)
2.11	Contribution Agreement by and between the Registrant and USA Networks, Inc., dated as of November 20, 2000.	(I)
2.12	Work-Out Agreement by and among the Registrant, 2b Technology, Inc., Bryan Bostic, Eric Martin, Live Oak Holdings, L.C., Clarke Holding, L.C., and Kenneth Bostic dated as of December 8, 2000.	(J)
2.13
	Share Purchase Agreement by and among Ticketmaster Canada, Inc., Ticketmaster Online-Citysearch, Inc, ReserveAmerica Holdings, Inc., and certain Shareholders of ReserveAmerica Holdings, Inc. dated as of December 28, 2000.	(K)
2.14
	Asset Purchase Agreement entered into as of March 8, 2001 by and among Evite, Inc. a California corporation, and Ticketmaster. Portions of this Exhibit 2.14 have been omitted pursuant to a request to the SEC for confidential treatment.	(K)
2.15	Share Transfer Agreement, dated as of October 22, 2001, by and among Posten Norge BA, Reitan Narvesen ASA, Scandinavia Online AS and Ticketmaster UK Limited.	(L)

2.16
	Share Purchase and Subscription Agreement, dated as of March 23, 2002, by and among Ticketmaster, Elicia Acquisition Corp., Soulmates Technology Pty Ltd, the Shareholders of Soulmates Technology Pty Ltd, Soulmates International, Inc., the Shareholders of Soulmates International, Inc., Soulmates (NZ) Limited and the Shareholders of Soulmates (NZ) Limited.	†
2.17
	First Amendment, dated as of April 12, 2002, to the Share Purchase and Subscription Agreement, dated as of March 23, 2002, by and among Ticketmaster, Elicia Acquisition Corp., Soulmates Technology Pty Ltd, the Shareholders of Soulmates Technology Pty Ltd, Soulmates International, Inc., the Shareholders of Soulmates International, Inc., Soulmates (NZ) Limited and the Shareholders of Soulmates (NZ) Limited.	†
4.1	Specimen Class B Common Stock Certificate.	(M)
4.2	Class B Common Stock Purchase Warrant of the Registrant delivered upon closing of the Sidewalk acquisition (3,000,000 shares).	(D)
4.3	Class B Common Stock Purchase Warrant of the Registrant delivered upon closing of the Sidewalk acquisition (1,500,000 shares).	(D)
4.4	Specimen Class A Common Stock Certificate.	(M)
5.1	Opinion of Gibson, Dunn & Crutcher as to the legality of the securities being registered.	†
23.1	Consent of Independent Auditors.	†
23.2	Consent of Counsel (included in Exhibit 5.1)	†
24.1	Power of Attorney (included on signature page)	†

*
Confidential treatment has been granted with respect to portions of this exhibit.

†
Filed herewith.

(A)
Incorporated by reference to exhibits filed in response to Item 16, "Exhibits," of the Registrant's Registration Statement on Form S-1 (File No. 333-64855) filed with the Commission on September 30, 1998.

(B)
Incorporated by reference to the Registrant's Report on Form 10-K filed with the Commission on March 31, 1999.

(C)
Incorporated by reference to exhibits filed in response to Item 16, "Exhibits," of the Registrant's Registration Statement on Form S-1 (File No. 333-81761) filed with the Commission on June 29, 1999.

(D)
Incorporated by reference to exhibits filed in response to Item 6, "Exhibits," of the Registrant's Report on Form 10-Q filed with the Commission on August 16, 1999.

(E)
Incorporated by reference to exhibits filed in response to Item 6, "Exhibits," of the Registrant's Report on Form 10-Q filed with the Commission on November 15, 1999.

(F)
Incorporated by reference to the Registrant's Report on Form 10-K filed with the Commission on March 23, 2000.

(G)
Incorporated by reference to exhibits filed in response to Item 16, "Exhibits," of the Registrant's Registration Statement on Form S-3 (File No. 333-30884) filed with the Commission on February 22, 2000.

(H)
Incorporated by reference to exhibits filed in response to Item 6, "Exhibits," of the Registrant's Report on Form 10-Q filed with the Commission on May 15, 2000.

(I)
Incorporated by reference to exhibits to the Registrant's Definitive Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 filed with the Commission on January 11, 2001.

(J)
Incorporated by reference to exhibits filed in response to Item 16, "Exhibits," of the Registrant's Registration Statement on Form S-3 (File No. 333-54304) filed with the Commission on January 25, 2001.

(K)
Incorporated by reference to the Registrant's Report on Form 10-K filed with the Commission on April 2, 2001.

(L)
Incorporated by reference to the Registrant's Report on Form 10-K filed with the Commission on April 1, 2002.

(M)
Incorporated by reference to the Registrant's Report on Form 10-Q filed with the Commission on November 14, 2001.

QuickLinks

FORM S–3
TABLE OF CONTENTS
PROSPECTUS SUMMARY
THE COMPANY
RECENT DEVELOPMENTS
THE OFFERING
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits
  Item 17. Undertakings.
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS